419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S     R E L E A S E
Date:	January 29, 2007
Contact:	Wade F. B. Thompson or Peter B. Orthwein
Thor Industries, Inc. (NYSE:THO), (the “Company”) announced today that the Audit Committee of its Board of Directors has initiated, with the assistance of independent outside advisors, an internal investigation regarding certain accounting issues at its Dutchmen Manufacturing, Inc. operating subsidiary, primarily involving inventory, accounts receivable, accounts payable, and cost of goods sold. The Company has voluntarily informed the SEC of this investigation.
Based on the information the Company has learned to date, the Company currently estimates that the cumulative effect of the issues identified at its Dutchmen subsidiary would be a reduction to income before taxes of approximately $25 million, or approximately $16 million in net income, and that the periods affected are the fiscal years 2004 through 2006, as well as the first five months of fiscal year 2007, with the primary impact occurring in fiscal year 2006. As the Audit Committee’s investigation is in its early stages, and the Audit Committee and its advisors have not yet provided the Company any estimates of potential accounting effects related to the issues identified, this information is preliminary and subject to change based upon the findings of the investigation, and both the cumulative effect and periods affected could change.
As a result of the investigation, the Company may be required to restate its financial statements for fiscal years 2004 through 2006 and the first quarter of 2007. The Company has not yet determined whether it will be required to restate any financial statements. The Company does not currently intend to update the disclosure provided hereby until the Audit Committee’s investigation has been substantially completed.
The Company remains in strong financial condition, with over $200 million in cash and short term investments, and no long term debt.
This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the risk that the final conclusion of the Audit Committee’s investigation could result in a determination that the effect of the issues under review are materially greater or lesser than the Company currently believes to be the case, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission.